LEVERAGED EQUITY MANAGEMENT, INC.



               ONE MARKET - STEWART STREET TOWER - SUITE 2601
               SAN FRANCISCO, CALIFORNIA    (415) 284-0778

ERIC P. VON der PORTEN
MANAGING DIRECTOR


January 11, 1996


Mr. James Dale
President
SHF Acquisition Corp.
4045 South Spencer Street, Suite 206
Las Vegas, NV 89119

Dear Mr. Dale:

The purpose of this letter, if accepted by you in the manner provided below, is to evidence the following agreements between West Coast Properties, LLC ("WCP") , and affiliate of Leveraged Equity Management, Inc. and SHF Acquisition Corp. ("SHF"), a subsidiary of Dunes Hotels and Casinos, Inc.

1.  OUTSIDE DATA.  As used in this letter, "Outside Date" means
February 29, 1996 or other date mutually agreed, time being of the essence.

2   PROPERTY PURCHASE.  WCP is interested to acquire from SHF 20 finished single family lots in Village 6 of Rancho Murieta. The Purchase Price shall be paid in installments of $40,000 per lot at the closing of the property purchase plus the Success Payments (as defined below) when each home is sold. In addition to the Purchase Price, WCP will satisfy, at the closing the first trust deed in the amount of approximately $2,000 per lot payable to Rancho Murieta Association for park fees. All amounts due to SHF under a reimbursement agreement with Rancho Murieta Community Services District are not included in this transaction. WCP and SHF acknowledge and agree that such proposed transactions will b e entered into only if and when, on or before the Outside Date, the parties are able to reach agreement, on all of the terms and conditions to be contained in the definitive agreements ("Definitive Agreements") documenting the transactions, and WCP and SHF are both satisfied with all their business and legal due diligence in connection with the proposed transactions. It is further understood that the terms of this letter of intent will be subject to the approval of the Board of Directors of Dunes Hotel and Casinos Inc. In the event the Board of Directors of Dunes Hotels and Casinos Inc. approves the terms of this letter of intent, SHF and WCP agree

                                   Mr. James Dale
                                   SHF Acquisition Corp.
                                   Page 2


to use good faith efforts until the Outside Date to attempt to reach agreement on all of the terms of the Definitive Agreements.
It is further understood that the terms of the Definitive
Agreement will be subject to the approval of the Board of Directors of Dunes Hotels and Casinos Inc.

3. SUCCESS PAYMENTS. When each home is sold, WCP will pay to SHF a Success Payment equal to the difference between 20 percent of the gross sales price of the home and $40,000.

4. LOT SELECTION AND OPTION. One half of the initial 20 lots will be fairway lots and one half will be interior lots. Provided WCP has built and closed the sale of at least 15 homes by June 30, 1997, WCP be entitled to exercise and option to purchase and additional 20 lots for a total price of $45,000 per lot plus the Success Payments.

5. LOT SALES AND LOT EXCHANGES. WCP agrees to sell finished homes only. If any buyer identified by WCP wishes to purchase a lot owned by SHF, WCP will receive a six percent commission from SHF on that sale. If any buyer wishes tp [purchase a home from WCP on a lot owned by SHF, WCP shall have the right to exchange a comparable lot in its inventory for the subject lot. The definitive Agreements shall include a mechanism for determining comparability of lots.

6. DUE DILIGENCE. WCP and SHF have commenced business and legal due diligence with respect to the proposed transactions. SHF and WCP shall cooperate with all due diligence activities of the respective parties.

7. REIMBURSEMENT. WCP and SHF will each cover their own legal expenses.

8. EXCLUSIVITY. SHF agrees that until the Outside Date, neither SHF nor any affiliate of SHF shall solicit, discuss or entertain other offers or proposals which would replace, in whole or part, the proposed transactions. This provision does not preclude SHF from selling individual lots in the ordinary course of business.

9. CONFIDENTIALITY. Neither WCP or SHF shall disclose the existence of this letter or the proposed transactions contemplated herein, except for disclosure required by law or disclosure to accountants, attorneys, consultants and others in connection with the activities contemplated herein.

10. NO LIABILITY. After the Outside Date, except for the obligations of the parties pursuant to paragraph 9 above, WCP and SHF shall have no liability or obligations in connection with the proposed transactions if for any reason the proposed transactions shall have failed to close.

                                        Mr. James Dale
                                        SHF Acquisition Corp.
                                        Page 3

If the foregoing is acceptable to SHF, please execute and return a copy of this letter to the undersigned.

Sincerely,

/s/ Eric P. Von der Porten

Eric P. Von der Porten



Agreed & Accepted:

SHF Acquisition Corp.

By: /s/ James H. Dale
James H. Dale, President    Date:  1/16/96